PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Gregory J. Kreis, President & CEO

Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone: 315 343 4100

Bridge Street Financial, Inc. Announces 3rd Quarter Financial Results and Increases the Quarterly Dividend by 14%

Oswego, New York October 24, 2005. Bridge Street Financial, Inc. (the “Company”) (NASDAQ: OCNB), the holding company for Oswego County National Bank (the “Bank”), reported net income of $278,000 for the quarter ended September 30, 2005 compared to $305,000 for the same period of 2004. Diluted earnings per share for the third quarter of 2005 were $0.12, which was the same as the prior year. Net income for the nine month period ended September 30, 2005 was $807,000 as compared to $808,000 in the same period in 2004. Diluted earnings per share for the nine month period ended September 30, 2005 increased $ 0.01 to $0.33 from $0.32 in 2004.

Gregory J. Kreis, President and CEO, said that, “It was a strong quarter and first nine months for loan and deposit growth with loans up 9.1% and deposits up 13%. The 10% stock repurchase plan which the Board had approved earlier this year was completed in the third quarter. The stock repurchase plan was part of a strategy to manage capital to improve the return on equity which increased in the third quarter. The equity to assets ratio has declined from 14.39% at September 30, 2004 to 11.31% at September 30, 2005 through a combination of growth in assets and the stock repurchase plan.”

Kreis went on to say that, “The Bank is in the process of obtaining approvals to relocate our branch currently located inside the P&C Supermarket in Oswego to a new building to be constructed on Route 104 East next to Wendy’s in Oswego. The full service branch will offer a drive up ATM and night depository and multiple drive-through lanes. The anticipated opening date of the branch will be June of 2006.”

Net interest income for the quarter ended September 30, 2005 increased 4.6% to $1,832,000 compared to $1,751,000 for the same period in 2004. The increase in net interest income resulted primarily from an increase in loans outstanding, increased yield on loans and securities and lower borrowing costs which were partially offset by increased interest expense on interest bearing deposits and by a reduction in securities. Net interest margin for the third quarter of 2005 increased 11 basis points to 4.04% as compared to the same period in 2004 and decreased 12 basis points compared to the second quarter of 2005. Non-interest income for the quarter ended September 30, 2005 increased by $395,000 to $1,250,000 compared to $855,000 for the same period in 2004. The increase in non-interest income includes $447,000 of non-interest income generated by Ladd’s Agency, which was acquired in March 2005. Non-interest income in the third quarter of 2004 included a $41,000 gain on securities transactions. There were no securities gains in the third quarter of 2005. The provision for loan losses for the quarter ended September 30, 2005 was $136,000 compared to $151,000 for the same period in 2004. Operating expenses for the third quarter of 2005 increased $568,000 over the same period in 2004 due primarily to $441,000 of operating expense for Ladd’s Agency.

Total assets increased by $11.9 million to $230.7 million at September 30, 2005 compared to $218.9 million at December 31, 2004. The growth in total assets is due primarily to the Company’s $12.2 million or 9.1% growth in loans and $7.7 million increase in cash and due from banks which were partially offset a $10.8 million reduction in securities. The Company has funded loan growth primarily by deposit growth. Total deposits increased by $20.1 million to $173.3 million at September 30, 2005 compared to $153.2 million at December 31, 2004. During 2005 the Company has reduced stockholders’ equity by $5.1 million primarily due to the previously announced stock repurchase programs. At September 30, 2005 the Company decreased investments by $10.8 million to $45.3 million to provide funding for the stock repurchase program and to replace high coupon long-term debt that matured. The allowance for loan losses as a percentage of nonperforming loans increased to 330.05% at September 30, 2005 compared to 128.15% at December 31, 2004 primarily due to a reduction in nonperforming loans at September 30, 2005.

Return on average equity for the quarter ended September 30, 2005 was 4.15% compared to 3.88% for the same period in 2004. Return on average assets was 0.49% for the quarter ended September 30, 2005 compared to 0.56% for the same period in 2004.

The Board of Directors of Bridge Street Financial, Inc., declared a regular quarterly dividend of eight cents per share to shareholders of record on November 2, 2005 and payable on or about November 23, 2005. The dividend represents an increase of 14.3% per share over the previous quarter.

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank and Ladd’s Agency. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and assumptions made by management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seems”, “estimates”, “may”, “could”, or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

BRIDGE STREET FINANCIAL, INC.

FINANCIAL DATA (Unaudited)

September 30, 2005

(dollars in thousands, except per share data)

	For the quarter ended			For nine months ended
Income Statement Data:	9/30/2005	6/30/2005	9/30/2004	9/30/2005	9/30/2004

Interest income	$2,760	$2,660	$2,523	$7,950	$7,388
Interest expense	928	821	772	2,550	2,237
Net interest income	1,832	1,839	1,751	5,400	5,151
Provision for loan losses	136	126	151	378	402
Net interest income
after provision for losses	1,696	1,713	1,600	5,022	4,749

Noninterest income	1,250	1,296	855	3,562	2,690
Operating expenses	2,681	2,604	2,113	7,679	6,532
Income before taxes	265	405	342	905	907
Income taxes	(13)	66	37	98	99

Net income	$278	$339	$305	$807	$808

Basic earnings per share	0.12	0.14	0.12	0.34	0.32
Diluted earnings per share	0.12	0.14	0.12	0.33	0.32

Interest rate spread (a)	3.65%	3.80%	3.53%	3.65%	3.54%
Net interest margin (a)	4.04%	4.16%	3.93%	4.05%	3.93%
Return on average assets	0.49%	0.61%	0.56%	0.49%	0.50%
Return on average equity	4.15%	4.82%	3.88%	3.80%	3.45%

Balance Sheet Data:	9/30/2005	6/30/2005	9/30/2004	12/31/2004

Investments	$45,260	$46,905	$60,102	$56,098
Loans	146,731	140,126	128,950	134,551
Allowance for loan losses	(1,373)	(1,388)	(1,319)	(1,352)
Total assets	230,741	219,646	216,816	218,875

Deposits	173,250	165,425	158,445	153,247
Borrowings	24,901	22,502	21,312	29,752
Shareholders’ equity	26,106	26,566	31,198	31,246
Shares outstanding, net (b)	2,251,734	2,270,527	2,546,147	2,548,758
Book value per share	11.59	11.70	12.25	12.26

Nonperforming assets
to total assets (c)	0.18%	0.28%	0.48%	0.48%

Allowance to nonperforming loans	330.05%	226.43%	127.81%	128.15%
Equity to assets	11.31%	12.09%	14.39%	14.28%

(a)	Includes tax equivalent adjustment for the Company’s tax-exempt securities income.
(b)	Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(c)	Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.